GSK Stockmann | Neuer Wall 69 | 20354 Hamburg
Berlin Regional Court II Littenstraße 12-17 10179 Berlin
via beA We deliver from lawyer to lawyer!
Urgent!

Hamburg, February 27, 2026

Dr. Antonius Jonetzki | T +49 40 369703 0 | F +49 40 369703 44 | antonius.jonetzki@gsk.de

Our reference: A1AJO0001-26 | AJO

Reference number: 42 O 110/26

Court settlement

In the legal dispute

between Mr. Ali Ahmad, Leipziger Platz 12, 10117 Berlin,

– Plaintiff –

Legal representative:	Degen Krafft Barth Brühl 1, 04109 Leipzig

against

Interactive Strength Inc., incorporated under the laws of the State of Delaware (USA) and with its registered office at 1005 Congress Avenue, Suite 925, Austin, TX 78701, represented by its managing director Trent Ward,

– Defendant –

Legal representative:	GSK Stockmann Attorneys at Law Tax Advisors Partnerschaftsgesellschaft mbB Neuer Wall 69, 20354 Hamburg

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and, for the purposes of the settlement,

Sportstech Brands Holding GmbH, Karl-Liebknecht-Straße 7, 10178 Berlin, registered in the commercial register of the Charlottenburg Local Court under HRB 142084 B, represented by its managing director Ali Ahmad,

– Joined parties –

Legal representatives:	Degen Krafft Barth Brühl 1, 04109 Leipzig

Plaintiff, Defendant and Intervening Parties together – Parties –

We hereby announce that the parties to the legal dispute have reached an amicable agreement and concluded an out-of-court settlement.

On behalf of and with the authority of the defendant, and in consultation with the plaintiff's legal representative and the intervening parties, we request that the following settlement be confirmed in accordance with Section 278 (6) sentence 2 of the German Code of Civil Procedure (ZPO) without further oral proceedings by way of a decision, after the plaintiff and the interveners have also agreed to the settlement.

The settlement, which shall take full effect out of court upon submission of the respective motions for recording, reads as follows:

1.
To settle the legal dispute, the intervening party undertakes, without prejudice to the factual and legal situation, to make a one-time payment to the defendant in the total amount of USD 6,350,000.00 (in words: six million three hundred and fifty thousand USD) as well as a separate one-time payment in the total amount of EUR 19,923.25 (in words: nineteen thousand nine hundred and twenty-three euros and twenty-five cents) (the amount of USD 6,350,000.00 and the amount of EUR 19,923.25 hereinafter collectively referred to as the "settlement amount").
2.
Payment of the settlement amount referred to in clause 1 shall be made as follows:
a)
The amount of USD 6,350,000.00 shall be paid in full to the following account of the Defendant:

b)
The separate one-time payment totaling EUR 19,923.25 is to be paid to the following account of the defendant's legal representative:

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The defendant or the defendant's legal representative shall confirm receipt of each payment without delay.

3.
The plaintiff and the intervening parties shall, immediately after service or informal transmission of the order pursuant to Section 278 (6) sentence 2 of the German Code of Civil Procedure (ZPO), terminate all court and enforcement proceedings in connection with this legal dispute and inform the defendant thereof without delay, in particular, but not limited to
a)
the plaintiff's action (for title or injunction) together with the application for a preliminary injunction against the defendant before the Berlin Regional Court II under reference number 42 O 110/26;
b)
the application for a preliminary injunction before the Berlin Regional Court II against the defendant, reference number 42 O 45/26 eV (2); and
c)
the application for a preliminary injunction before the Berlin Regional Court II against the defendant, reference number 42 O 111/26 eV.

The plaintiff and/or the intervening parties shall bear the court costs and other costs of the court and enforcement proceedings initiated by them. The parties' attorneys' fees shall not be reimbursed in these court and enforcement proceedings and shall be borne by each party itself.

4.
Immediately upon receipt of the settlement amount referred to in clause 1, the defendant shall terminate all court, enforcement, and liquidation proceedings initiated by it in connection with this legal dispute and shall inform the plaintiff and the interveners thereof without delay, in particular, but not limited to
a)
withdraw the partial action in the defendant's document proceedings for repayment of the loan against the intervening party before the Frankfurt am Main Regional Court under reference number 2-34 O 7/26 001 (200) or declare it settled;
b)
withdraw the partial action in the defendant's document proceedings arising from the guarantee on first demand against the plaintiff before the Berlin II Regional Court or declare it settled;
c)
withdraw the defendant's protective letter submitted to the Frankfurt am Main Higher Regional Court under reference number ZSSR_00827302/2026; and
d)
to terminate the sale of its pledged shares in the intervening party by public auction and to instruct the appointed notary accordingly.

The defendant shall bear the court costs and other costs of the court, enforcement, and liquidation proceedings initiated by it. The parties' attorneys' fees in these court, enforcement, and liquidation proceedings shall not be reimbursed and shall be borne by each party itself.

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5.
Immediately after service or informal transmission of the order pursuant to Section 278 (6) sentence 2 ZPO (German Code of Civil Procedure) and after receipt of the settlement amount specified in clause 1, the defendant shall release all securities received, in particular, but not limited to
a)
the directly enforceable guarantee upon first demand dated January 27, 2025, entitled "Surety bond upon first demand," and any further extensions and guarantees; and
b)
the share pledge agreement (UVZ No. 0126 H/2025) notarized before notary Ferdinand Huwendiek on January 27, 2025, with the heading "Share Pledge Agreement"; and

cancel or return any existing originals.

6.
Upon receipt of payment of the settlement amount specified in clause 1, all claims of one party against the other party arising from and in connection with the legal dispute and the underlying legal relationships, regardless of their legal basis and whether known or unknown, and in all jurisdictions, shall be settled and discharged. This includes, in particular but not exclusively, all legal disputes referred to in clauses 3 and 4, together with all claims arising from and in connection with the underlying contractual relationships, including (pre-)contractual negotiations arising from and in connection with the previously announced acquisition of shares in the Acquired Company.
7.
The parties' legal fees in this legal dispute shall not be reimbursed and shall be borne by each party itself. The court costs of this legal dispute, including the costs of this settlement, shall be borne by the plaintiff.

Marc Antonio Tobies Attorney	Dr. Antonius Jonetzki Attorney

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